Exhibit 5.1

July 23, 2004	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com
Dynegy Inc. 1000 Louisiana, Suite 5800 Houston, Texas 77002

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Illinois counsel to Dynegy Inc., an Illinois corporation (the “Company”), in connection with the offer and sale of (i) up to 2,000,000 shares of Class A Common Stock, no par value, of the Company (the “Shares”) and (ii) up to $1,800,000 of the Company’s unsecured deferred compensation obligations (the “Deferred Compensation Obligations”), pursuant to the Company’s Deferred Compensation Plan for Certain Directors (the “Plan”), as described in the Registration Statement on Form S-8, (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to which this opinion is an exhibit.

As counsel to the Company, we have examined originals or copies certified to our satisfaction as being true and complete copies of the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws, the Plan, resolutions of the Company’s Board of Directors and such records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that:

1.    the issuance of the Shares has been duly authorized by all necessary corporate action and the Shares, when issued in conformity with provisions of the Plan (including the shareholder approval requirements contained therein), will be validly issued, fully paid and nonassessable; and

2.    the issuance of the Deferred Compensation Obligations has been duly authorized by all necessary corporate action and the Defined Compensation Obligations, when issued in conformity with provisions of the Plan will be valid and binding obligations of the Company,

Dynegy Inc.

July 23, 2004

enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and subject to general principles of equity.

This opinion is not rendered with respect to any laws other than the laws of the State of Illinois.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW LLP
MAYER, BROWN, ROWE & MAW LLP